Exhibit 21.1

SUBSIDIARIES OF ARIAD PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Organization	% Owned

ARIAD Pharma S.A.	Greece	100%
ARIAD Pharma Ltd.	United Kingdom	100%
ARIAD Securities Corporation	Massachusetts, United States	100%
ARIAD Pharmaceuticals (Cayman) Inc.	Cayman Islands	100%
ARIAD Pharmaceuticals (Cayman) L.P.	Cayman Islands	99.9999	%*
ARIAD Pharmaceuticals (Japan) GK	Japan	100%
ARIAD Pharmaceuticals (Luxembourg) S.à.r.l.	Luxembourg	100	%**
ARIAD Pharmaceuticals (Europe) Sàrl	Switzerland	100	%***
ARIAD Pharmaceuticals (France)	France	100	%***
ARIAD Pharmaceuticals (Germany) GmbH	Germany	100	%***
ARIAD Pharma (UK) Ltd.	United Kingdom	100	%***
ARIAD Pharmaceuticals (Italia) S.R.L.	Italy	100	%***
ARIAD Pharmaceuticals (Spain) S.L.U.	Spain	100	%***
ARIAD Pharmaceuticals (Australia) Pty Ltd	Australia	100	%***
ARIAD Pharmaceuticals (Benelux) B.V.	Netherlands	100	%***
ARIAD Pharmaceuticals (Austria) GmbH	Austria	100	%***
ARIAD Pharmaceuticals (Nordic) AB	Sweden	100	%***
ARIAD Pharmaceuticals (Canada) ULC	Canada	100	%***
ARIAD Pharmaceuticals (Denmark) ApS	Denmark	100	%***
ARIAD Pharmaceuticals (Finland) Oy	Finland	100	%***
A.P.I. ARIAD Pharmaceuticals (Israel) Ltd.	Israel	100	%***
ARIAD Pharmaceuticals (Norway) AS	Norway	100	%***

*	The remaining 0.0001% of ARIAD Pharmaceuticals (Cayman) LP is owned by ARIAD Pharmaceuticals (Cayman) Inc.
**	ARIAD Pharmaceuticals (Luxembourg) Sàrl is owned 100% by ARIAD Pharmaceuticals (Cayman) L.P.
***	These subsidiaries are owned 100% by ARIAD Pharmaceuticals (Luxembourg) Sàrl.